Exhibit 10

LEGALITY OF SECURITIES OPINION

[Letterhead of The Vanguard Group, Inc.]

December 6, 2013

Board of Trustees
Vanguard World Fund
Post Office Box 2600
Valley Forge, PA 19482-2600

Ladies and Gentlemen:

I have acted as counsel to Vanguard World Fund, a Delaware statutory trust (the “Trust”), in connection with that certain Agreement and Plan of Reorganization (the “Plan”) by and between the Trust, on behalf of its series, Vanguard U.S. Growth Fund (“U.S. Growth Fund”), and Vanguard Fenway Funds (“Fenway Funds Trust”), on behalf of its series, Vanguard Growth Equity Fund (“Growth Equity Fund”), which provides for the reorganization of the Growth Equity Fund with and into the U.S. Growth Fund (the “Transaction”).  While acting in this capacity, I have acquired a general familiarity with the Trust’s business operations, practices, and procedures.

Pursuant to the Plan, all of the assets of the Growth Equity Fund will be transferred to the U.S. Growth Fund and the U.S. Growth Fund will assume all of the liabilities of the Growth Equity Fund.  The Trust will then issue Investor Shares of the U.S. Growth Fund to the Growth Equity Fund and the Growth Equity Fund will distribute these Investor Shares to shareholders holding Investor Shares of the Growth Equity Fund.  The value of each Growth Equity Fund shareholder’s account with the U.S. Growth Fund after the Transaction will be the same as the net asset value of such shareholder’s account with the Growth Equity Fund immediately prior to the Transaction.

In connection with the preparation of this opinion, I have examined originals, certified copies, or copies identified to me as being true copies, of various trust documents and records of the Trust and Fenway Funds Trust, as well as such other instruments, documents, and records as I have deemed necessary in order to render this opinion.  I have assumed the genuineness of all signatures, the authenticity of all documents provided to me, and the correctness of all statements of fact made in those documents.

The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Investor Shares of the U.S. Growth Fund to be issued to shareholders of the Growth Equity Fund pursuant to the Plan, as described above (the “U.S. Growth Fund Shares”), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Transaction occurs.

Based on the foregoing, I am of the opinion that the U.S. Growth Fund Shares are duly authorized and, when issued by the Trust to the Growth Equity Fund and subsequently distributed to the shareholders of the Growth Equity Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with and as a part of the Registration Statement.

Very truly yours,

/s/ Natalie Bej

Natalie Bej
Principal
Legal Department